Filed Pursuant to Rule 433

Registration No. 333-150058

May 27, 2009

PRICING TERM SHEET

Issuer:	Talisman Energy Inc.
Issue:	7.75% Notes due 2019
File Number:	333-150058
Offering Size:	US$700,000,000
Coupon:	7.75% per annum, payable semi-annually
Interest Payment Dates:	June 1 and December 1, beginning December 1, 2009
Maturity:	June 1, 2019
Treasury Benchmark:	3.125% due May 15, 2019
US Treasury Spot:	95-12
US Treasury Yield:	3.684%
Spread to Treasury:	+412.5 basis points
Re-offer Yield:	7.809%
Price to Public (Issue Price):	99.596%
Optional Redemption:	Make Whole T + 50 bp
Minimum Denomination:	US$2,000 and integral multiples of US$1,000
Ratings:	Baa2 / BBB / BBB(high)
Trade Date:	May 27, 2009
Settlement Date:	June 1, 2009
Day Count Convention:	30/360
CUSIP:	87425EAL7
Joint Bookrunners:	Banc of America Securities LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., and RBC Capital Markets Corporation
Co-Managers:

CIBC World Markets Corp., HSBC Securities (USA) Inc., Scotia Capital (USA) Inc., TD Securities (USA) LLC, RBS Securities Inc., Daiwa Securities America Inc., SG Americas Securities, LLC, Desjardins Securities International Inc., and Mizuho Securities USA Inc.

Note: A Securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) (File No. 333-150058) with the SEC for the offering to which this communication related.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, BNP Paribas Securities Corp. at 1-800-854-5674, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or RBC Capital Markets Corporation at 1-866-375-6829.